CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$565,000	$77.07

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 13, 2013 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$565,000 Buffered SuperTrackSM Notes due June 18, 2015 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7961

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	June 13, 2013

Issue Date:	June 18, 2013

Final Valuation Date:	June 15, 2015*

Maturity Date:	June 18, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Maximum Return:	13.00%

Buffer Percentage:	15.00%

Upside Leverage Factor:	2.0

Payment at Maturity:

The payment at maturity on your Notes will be calculated as follows, in each case subject to our credit risk:

•         If the Index Return is greater than 0.00%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return times the Upside Leverage Factor subject to the Maximum Return. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

If the Index Return is 6.50% or more, you will receive a payment at maturity of $1,130.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

•         If the Index Return is less than or equal to 0.00% and equal to or greater than -15.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•         If the Index Return is less than -15.00%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Index Return plus the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Index Return + 15.00%)]

If the Index declines by more than 15% from the Initial Level to the Final Level, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -15%. As such, you could lose up to 85% of your principal at maturity.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100%
Total	$565,000	$565,000	$0.00	$565,000

‡

Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $978.80 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	1,636.36, the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	With respect to any date, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TWV5 / US06741TWV50

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below reflect the Initial Level of 1,636.36, the Upside Leverage Factor of 2.0, the Buffer Percentage of 15.00% and the Maximum Return of 13.00%. These examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity*	Total Return on Notes
3,272.72	100.00%	$1,130.00	13.00%
3,109.08	90.00%	$1,130.00	13.00%
2,945.45	80.00%	$1,130.00	13.00%
2,781.81	70.00%	$1,130.00	13.00%
2,618.18	60.00%	$1,130.00	13.00%
2,454.54	50.00%	$1,130.00	13.00%
2,290.90	40.00%	$1,130.00	13.00%
2,127.27	30.00%	$1,130.00	13.00%
1,963.63	20.00%	$1,130.00	13.00%
1,926.00	17.70%	$1,130.00	13.00%
1,800.00	10.00%	$1,130.00	13.00%
1,718.18	5.00%	$1,100.00	10.00%
1,677.27	2.50%	$1,050.00	5.00%
1,636.36	0.00%	$1,000.00	0.00%
1,554.54	-5.00%	$1,000.00	0.00%
1,390.91	-15.00%	$1,000.00	0.00%
1,309.09	-20.00%	$950.00	-5.00%
1,145.45	-30.00%	$850.00	-15.00%
981.82	-40.00%	$750.00	-25.00%
818.18	-50.00%	$650.00	-35.00%
654.54	-60.00%	$550.00	-45.00%
490.91	-70.00%	$450.00	-55.00%
327.27	-80.00%	$350.00	-65.00%
163.64	-90.00%	$250.00	-75.00%
0.00	-100.00%	$150.00	-85.00%

*	per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level of 1,636.36 to a Final Level of 1,718.18.

Because the Index Return of 5.00% multiplied by the Upside Leverage Factor of 2.0 does not exceed the Maximum Return of 13.00%, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 2.0] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 2: The level of the Index increases from an Initial level of 1,636.36 to a Final Level of 1,800.00.

Because the Reference Asset Return of 10.00% multiplied by the Upside Leverage Factor of 2.0 exceeds the Maximum Return of 13.00%, the investor receives a payment at maturity of $1,130.00 per $1,000.00 principal amount Note, the maximum possible payment on the Notes.

The total return on the investment of the Notes is 13.00%.

Example 3: The level of the Index decreases from an Initial Level of 1,636.36 to a Final Level of 1,390.91

Because the Final Level of the Index is less than the Initial Level but is not less than -15.00%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 4: The level of the Index decreases from an Initial Level of 1,636.36 to a Final Level of 981.82.

Because the Final Level of the Index is less than the Initial Level by more than the Buffer Percentage of 15.00%, the investor will receive a payment at maturity of $750.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Percentage)]

$1,000 + [$1,000 × (-40.00% + 15.00%)] = $750.00

The total return on investment of the Notes is -25.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to U.S. Equities of the Index—The return on the Notes is linked to the performance of the Index from the Initial Level to the Final Level, as described in this pricing supplement. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Description of the Index” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risk Factors Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Index Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Level of the Index declines from its Initial Level. If the Final Level declines by more than 15% from the Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Index Return falls below -15%. You may lose up to 85% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Index Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000, which is the equivalent to a maximum payment at maturity of $1,130.00 per $1,000 principal amount Note that you hold. . Also, given that the Upside Leverage Factor provides 200% exposure to any positive performance of the Index, any increase in the Final Level of the Index over the Initial Level of the Index by more than 6.50% will not increase your return on the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on the Final Valuation Date (As Compared to the Initial Level)—The Final Level of the Index will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Index

All information regarding the Index set forth in this pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”). The Index is calculated, maintained and published by S&P Dow Jones Indices. The Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the Index

S&P Dow Jones Indices chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P Dow Jones Indices for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$4.0 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P Dow Jones Indices may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The Index does not reflect the payment of dividends on the stocks included in the Index. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Notes.

Computation of the Index

As of September 16, 2005, S&P Dow Jones Indices has used a full float-adjusted formula to calculate the Index. With a float-adjusted index, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor (“IWF”) and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects.

Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock option plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by certain asset managers, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Effective as of September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by these asset managers, were removed from the float for purposes of calculating the Index.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, the IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, the multiple classes are combined into one class with an adjusted share count. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the Index is the quotient of (1) the total float-adjusted market capitalization of the Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

Additional information on the Index is available on the following website: http://us.spindices.com. Information included on this website is not part of, or incorporated by reference in, this pricing supplement.

License Agreement

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA

RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from January 1, 2008 through June 13, 2013. The Index Closing Level on June 13, 2013 was 1,636.36

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We has agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of thise pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.